As filed with the Securities and Exchange Commission on October 17, 2016

Registration No. 333-212449

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Forterra, Inc.

Delaware	3272	37-1830464
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

(469) 458-7973

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff Bradley

Chief Executive Officer

Forterra, Inc.

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

tel: (469) 458-7973

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey A. Chapman Peter W. Wardle Gibson, Dunn & Crutcher LLP 2100 McKinney Ave., Suite 1100 Dallas, TX 75201 tel: (214) 698-3100 fax: (214) 571-2900	Joshua Davidson Samantha H. Crispin Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, TX 77002 tel: (713) 229-1234 fax: (713) 229-1522

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	21,183,000	$21.00	$444,843,000	$50,037.31(3)

(1)	Includes 2,763,000 shares that the underwriters have the option to purchase. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) of the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to this registration statement is being filed solely to update the information in Part II hereof and to file the exhibits filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the FINRA fee and the NASDAQ listing fee are estimated.

SEC Registration Fee	$50,037.31
FINRA Filing Fee	67,226.45
NASDAQ Listing Fee	200,000.00
Printing and Engraving Costs	1,600,000.00
Legal Fees and Expenses	2,000,000.00
Accounting Fees and Expenses	4,300,000.00
Transfer Agent and Registrar Fees and Expenses	4,500.00
Miscellaneous Expenses	1,778,236.24

Total	$10,000,000.00

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director. Our amended and restated bylaws will provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of our company or was serving at the request of our company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by us to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

We will enter into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sale of Unregistered Securities.

We have not sold any securities, registered or otherwise, within the past three years, except for the common stock of Forterra, Inc. issued upon incorporation on June 21, 2016 to our sole stockholder, LSF9 Stardust Holdings, L.P., and expected to be issued prior to the effectiveness of this Registration Statement to our sole stockholder or affiliates thereof in connection with the internal reorganization transaction described in the prospectus that forms a part of this Registration Statement. The issuances of the common stock were or will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and Financial Data Schedules.

(a) Exhibit Index

See the Exhibit Index following the signature page.

(b) Financial Statement Schedule

None. Financial statement schedules have been omitted because the information is included in our combined financial statements included elsewhere in this Registration Statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, state of Texas, on October 17, 2016.

Forterra, Inc.

By:	/s/ Lori M. Browne

Name: Lori M. Browne
Title: Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities and on the date indicated.

* Jeffrey Bradley	Chief Executive Officer (Principal Executive Officer), Director	October 17, 2016

* William Matthew Brown	Executive Vice President and Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	October 17, 2016

* Kyle S. Volluz	Director	October 17, 2016

* By:	/s/ Lori M. Browne

Name: Lori M. Browne
Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement.

2.1**+	Purchase Agreement, dated as of December 23, 2014, by and between HBMA Holdings LLC, Structherm Holdings Limited, Hanson America Holdings (4) Limited, Hanson Packed Products Limited and LSF9 Stardust Holdings LLC, and, solely for the purposes of Section 9.08 and Article IX thereto, HeidelbergCement AG.

2.2**	Amendment No. 1 to the Purchase Agreement, dated as of January 21, 2015, by and between HBMA Holdings LLC, Structherm Holdings Limited, Hanson America Holdings (4) Limited, Hanson Packed Products Limited and LSF9 Stardust Holdings LLC.

2.3**	Assignment and Amendment to the Purchase Agreement, dated as of March 13, 2015, by and between LSF9 Stardust Holdings LLC and LSF9 Concrete Ltd, and solely for the purposes of Article III thereto, HBMA Holdings LLC, Structherm Holdings Limited, Hanson America Holdings (4) Limited, Hanson Packed Products Limited, Stardust Acquisition I Company, LLC, Stardust Acquisition II Company, LLC, LSF9 Concrete UK Ltd, Stardust Canada Acquisition I Ltd And Stardust Canada Acquisition II Ltd.

2.4**+	Stock Purchase Agreement, dated as of August 20, 2015, by and among HBP Pipe & Precast LLC, Cretex Companies, Inc. and Cretex Concrete Products, Inc.

2.5**+	Purchase Agreement, dated as of January 29, 2016, by and among Forterra Pipe & Precast, LLC, Sherman-Dixie Concrete Industries, Inc., the shareholders named therein, and PKD Partnership.

2.6**+	Stock Purchase Agreement, dated as of February 12, 2016, by and among Forterra Pipe & Precast, LLC, USP Holdings Inc., the stockholders and optionholders of USP Holdings Inc. named therein, and Alabama Seller Rep Inc.

3.1**	Amended and Restated Certificate of Incorporation of the Registrant.

3.2**	Amended and Restated Bylaws of the Registrant to be adopted.

4.1**	Form of Registration Rights Agreement between Forterra, Inc. and LSF9 Concrete Mid-Holdings Ltd.

4.2	Form of Certificate of Common Stock of the Registrant.

5.1	Form of Opinion of Gibson, Dunn & Crutcher LLP.

10.1**	Senior Lien Term Loan Credit Agreement dated as of March 13, 2015, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., as borrower, the lenders party thereto, and Credit Suisse AG as administrative agent.

10.2**	First Incremental Facility Amendment to the Senior Lien Term Loan Credit Agreement, dated as of October 1, 2015, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the guarantors party thereto, the lenders party thereto, and Credit Suisse AG as administrative agent.

10.3**	Second Incremental Facility Amendment to the Senior Lien Term Loan Credit Agreement, dated as of June 17, 2016, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the guarantors party thereto, the lenders party thereto, and Credit Suisse AG as administrative agent.

10.4**	Junior Lien Term Loan Credit Agreement dated as of March 13, 2015, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., as borrower, the lenders party thereto, and Credit Suisse AG as administrative agent.

Exhibit No.	Description of Exhibit

10.5**	ABL Credit Agreement dated as of March 13, 2015, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., as initial borrower, the additional revolving borrowers party thereto, the lenders party thereto, Credit Suisse AG as administrative agent, and Bank of America, N.A. as collateral agent.

10.6**	First Amendment to ABL Credit Agreement, dated as of April 1, 2015, by and among LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the additional revolving borrowers party thereto, the guarantors party thereto, the lenders party thereto and Credit Suisse AG as administrative agent.

10.7**	Incremental Facility Amendment to ABL Credit Agreement, dated as of November 10, 2015, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the additional revolving borrowers party thereto, the guarantors party thereto, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and Bank of America, N.A. as collateral agent.

10.8**	Second Amendment and Consent to ABL Credit Agreement, dated as of April 13, 2016, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the additional revolving borrowers party thereto, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A. as collateral agent and administrative agent.

10.9**	Master Land and Building Lease, dated April 5, 2016, by and among Forterra Pipe & Precast, LLC, Forterra Pressure Pipe, Inc., Forterra Concrete Products, Inc. and Forterra Concrete Industries, Inc., as Tenant, and Pipe Portfolio Owner (MULTI) LP, as Landlord.

10.10**	First Amendment to Master Land and Building Lease, dated April 14, 2016 by and among Forterra Pipe & Precast, LLC, Forterra Pressure Pipe, Inc., Forterra Concrete Products, Inc., Forterra Concrete Industries, Inc. and Pipe Portfolio Owner (MULTI) LP.

10.11**	Master Land and Building Lease, dated April 5, 2016, by and among, Forterra Pipe & Precast, Ltd., Forterra Pressure Pipe, Inc., and Forterra Pipe & Precast Quebec, Ltd., as Tenant, and FORT-NOM Holdings (ONQC) LTD., as Landlord.

10.12**	Amended and Restated Limited Liability Company Agreement of Concrete Pipe & Precast, LLC, dated as of August 3, 2012, by and among Concrete Pipe & Precast, LLC, Americast, Inc. and Hanson Pipe & Precast LLC.

10.13**	Asset Advisory Agreement, dated as of February 9, 2015, by and between Hudson Americas LLC, LSF9 Stardust Holdings, L.P., and Lone Star Fund IX (U.S.), L.P. for purposes of Section 7(a).

10.14	Form of Tax Receivable Agreement.

10.15**	Form of Indemnification Agreement for executive officers and directors.

10.16**#	Employment Agreement between HBP Pipe and Precast LLC and Jeff Bradley dated as of July 8, 2015.

10.17**#	Amended and Restated Employment Agreement between Forterra Pipe & Precast, LLC and William Matthew Brown dated as of June 28, 2016.

10.18**#	Separation and Release Agreement between Plamen Jordanoff and HBP Pipe and Precast LLC dated as of July 27, 2015

10.19**#	Confidential Separation Agreement and Full Release of Claims between Mark Conte and Forterra Pipe and Precast, LLC executed as of June 12, 2015.

10.20**#	Confidential Separation Agreement and Full Release of Claims between Scott Szwejbka and Forterra Pipe and Precast, LLC executed as of December 31, 2015.

10.21**#	LSF9 Concrete Holdings Ltd. Long Term Incentive Plan (with form of award agreement).

10.22#	Forterra, Inc. 2016 Stock Incentive Plan.

Exhibit No.	Description of Exhibit

10.23**#	Form of Grant Notice for 2016 Stock Incentive Plan Nonqualified Stock Options Award.

10.24**#	Form of Grant Notice for 2016 Stock Incentive Plan Incentive Stock Options Award.

10.25**#	Form of Grant Notice for 2016 Stock Incentive Plan Restricted Stock Award.

10.26**#	Form of Grant Notice for 2016 Stock Incentive Plan Restricted Stock Unit Award.

10.27**#	Form of Grant Notice for 2016 Stock Incentive Plan Performance Restricted Stock Unit Award.

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of Ernst & Young LLP.

23.2**	Consent of PricewaterhouseCoopers LLP.

23.3**	Consent of RSM US LLP.

23.4	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.5**	Consent of Freedonia Custom Research, Inc.

23.6**	Consent of Freedonia Group, Inc.

24.1**	Powers of Attorney.

99.1**	Consent to be Named of Kevin Barner.

99.2**	Consent to be Named of Robert Corcoran.

99.3**	Consent to be Named of Samuel D. Loughlin.

99.4**	Consent to be Named of Clint McDonnough.

99.5**	Consent to be Named of John McPherson.

99.6**	Consent to be Named of Chris Meyer.

99.7**	Consent to be Named of Jacques Sarrazin.

99.8**	Consent to be Named of Chadwick Suss.

99.9**	Consent to be Named of Grant Wilbeck.

*	To be filed by amendment.
**	Previously filed.
#	Denotes management compensatory plan or arrangement
+	Certain schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules will be furnished supplementally to the SEC upon request.